Exhibit 10.3

CVR ENERGY, INC.

LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), made as of the        day of             , 20     (the “Grant Date”), between CVR Energy, Inc., a Delaware corporation (the “Company”), and the individual grantee designated on the signature page hereof (the “Grantee”).

WHEREAS, the Company has adopted the CVR Energy, Inc. 2007 Long Term Incentive Plan (the “Plan”) in order to provide an additional incentive to certain employees and directors of the Company and its Subsidiaries; and

WHEREAS, the Committee responsible for administration of the Plan has authorized the grant of an award to the Grantee as provided herein.

NOW, THEREFORE, the parties hereto agree as follows:

1.                                      Grant of Restricted Stock Units.

1.1                               The Company hereby grants to the Grantee, and the Grantee hereby accepts from the Company,                      Restricted Stock Units on the terms and conditions set forth in this Agreement.  Subject to the terms of this Agreement, each Restricted Stock Unit represents the right of the Grantee to receive, if such Restricted Stock Unit becomes vested, a cash payment on the date specified in Section 4 equal to the lesser of (a) $30 or (b) the Fair Market Value of one (1) Restricted Share, as defined in subsection d. of Appendix I of the Transaction Agreement among the Company, IEP Energy LLC and each of the other parties thereto dated as of April 18, 2012 (the “Payment Amount”).

1.2                               This Agreement shall be construed in accordance with and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference). Except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2.                                      Vesting Date.

The Restricted Stock Units shall vest, with respect to thirty-three and one-third percent (33 – 1/3%) of the total number of Restricted Stock Units granted hereunder, on each of the first three anniversaries of the Grant Date (each such date, a “Vesting Date”), provided the Grantee continues to serve as an employee of the Company, a Subsidiary or Division on the applicable Vesting Date.

3.                                      Termination of Employment.

(a)                                 In the event of the Grantee’s termination of employment with the Company, a Subsidiary or Division prior to any Vesting Date by reason of his or her death, Disability or Retirement, any Restricted Stock Units that have not vested shall become immediately vested.

(b)                                 If (i) the Grantee’s employment is terminated by the Company, a Subsidiary or Division other than for Cause or Disability at any time on or following the date the Grantee attains age 60, (ii) the Grantee’s employment is terminated by the Company, a Subsidiary or Division other than for Cause or Disability within the one (1) year period following a Change in Control, (iii) the Grantee resigns from employment with the Company, a Subsidiary or Division for Good Reason within the one (1) year period following a Change in Control or (iv) the Grantee’s termination or resignation is a Change in Control Related Termination (as defined in the employment agreement between the Grantee and the Company), then any Restricted Stock Units that have not vested shall become immediately vested.  For purposes of this Agreement, the term “Change in Control” will have the meaning set forth in the                        Agreement dated                      by and between the Company and Grantee.

(c)                                  Any Restricted Stock Units that do not become vested in connection with the Grantee’s termination of employment in accordance with Sections 3(a) or (b) of this Agreement shall be forfeited immediately upon the Grantee’s termination of employment.

(d)                                 To the extent any payments provided for under this Agreement are treated as “nonqualified deferred compensation” subject to Section 409A of the Code, (i) this Agreement shall be interpreted, construed and operated in accordance with Section 409A of the Code and the Treasury regulations and other guidance issued thereunder, (ii) if on the date of the Grantee’s separation from service (as defined in Treasury Regulation §1.409A-1(h)) with the Company, a Subsidiary or Division the Grantee is a specified employee (as defined Section 409A of the Code and Treasury Regulation §1.409A-1(i)), no payment constituting the “deferral of compensation” within the meaning of Treasury Regulation §1.409A-1(b) and after application of the exemptions provided in Treasury Regulation §§1.409A-1(b)(4) and 1.409A-1(b)(9)(iii) shall be made to the Grantee at any time prior to the earlier of (A) the expiration of the six (6) month period following the Grantee’s separation from service or (B) the Grantee’s death, and any such amounts deferred during such applicable period shall instead be paid in a lump sum to the Grantee (or, if applicable, to the Grantee’s estate) on the first payroll payment date following expiration of such six (6) month period or, if applicable, the Grantee’s death, and (iii) for purposes of conforming this Agreement to Section 409A of the Code, any reference to termination of employment, severance from employment, resignation from employment or similar terms shall mean and be interpreted as a “separation from service” as defined in Treasury Regulation §1.409A-1(h).

4.                                      Payment Date.

Promptly following (i) each Vesting Date, or (ii) if, prior to any Vesting Date, the Grantee’s termination of employment with the Company, a Subsidiary or Division under circumstances described in Section 3(a) or (b), the date of such termination of employment, the

Company will deliver to the Grantee the Payment Amount in respect of each Restricted Stock Unit that becomes vested pursuant to Section 2 or 3 of this Agreement on such Vesting Date or termination of employment.

5.                                      Non-transferability.

The Restricted Stock Units may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated.

6.                                      No Right to Continued Employment.

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right with respect to continuance of employment by the Company, a Subsidiary or Division, nor shall this Agreement or the Plan interfere in any way with the right of the Company, a Subsidiary or Division to terminate the Grantee’s employment therewith at any time.

7.                                      Withholding of Taxes.

The Grantee shall pay to the Company, or the Company and the Grantee shall agree on such other arrangements necessary for the Grantee to pay, the applicable federal, state and local income taxes required by law to be withheld (the “Withholding Taxes”), if any, upon the vesting of the Restricted Stock Units.  The Company shall have the right to deduct from any payment of cash to the Grantee an amount equal to the Withholding Taxes in satisfaction of the Grantee’s obligation to pay Withholding Taxes.

8.                                      Grantee Bound by the Plan.

The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

9.                                      Modification of Agreement.

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.  No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.

10.                               Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

11.                               Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

12.                               Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company.  This Agreement shall inure to the benefit of the Grantee’s beneficiaries, heirs, executors, administrators, successors and legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Grantee’s beneficiaries, heirs, executors, administrators, successors and legal representatives.

13.                               Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee.  Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

CVR ENERGY, INC.	GRANTEE

By:	Name:
Title: